UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2025

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

Credit Agreement Amendment

The Company has launched a proposed refinancing of its Second Amended and Restated Credit Agreement among the Company, the lenders party thereto, Wells Fargo Securities, LLC, as sole lead arranger and bookrunner, and Wells Fargo Bank, National Association, as administrative agent dated as of August 19, 2021 (as amended, the “Existing Credit Agreement”) with a new $1.0 billion unsecured revolving credit facility maturing in 2030 (the “New Revolver”). The Company anticipates that the New Revolver will be documented by amending and restating (such Third Amended and Restated Credit Agreement, the “Amended Credit Agreement”) the Existing Credit Agreement. The Company currently intends to use the proceeds from the Notes Offering (as defined below) to, among other things, repay certain outstanding indebtedness under the Existing Credit Agreement.

The proposed Amended Credit Agreement will refinance the Existing Credit Agreement with the previously referenced New Revolver, which may be used for working capital and general corporate purposes and may also be used for the refinancing of existing debt (including under the Existing Credit Agreement), acquisitions, and the repurchase of our common stock. Interest rates on amounts borrowed under the proposed New Revolver are anticipated to be based on (i) an adjusted base rate, which is the greatest of (a) the prime rate, (b) the federal funds rate plus 0.5% and (c) Daily Simple SOFR plus 1%, plus, in each case, an applicable margin, (ii) Daily Simple SOFR plus an applicable margin (or, if such rate is no longer available, a successor benchmark rate to be determined in accordance with the terms of the Amended Credit Agreement), or (iii) term SOFR (without a credit spread adjustment) plus an applicable margin (or, if such rate is no longer available, a successor benchmark rate to be determined in accordance with the terms of the Amended Credit Agreement). The applicable margin for base rate borrowings and for SOFR borrowings are anticipated to be determined based on our consolidated leverage ratio. The applicable margin for base rate borrowings are anticipated to range from 0% to 0.75% per annum and for SOFR borrowings are anticipated to range from 1% to 1.75% per annum. The proposed New Revolver is anticipated to contain certain restrictive covenants that are substantially similar to those under the Existing Credit Agreement, but will not contain a minimum interest coverage ratio. The Amended Credit Agreement is anticipated to permit the Company to, subject to certain conditions, increase the New Revolver and/or borrow one or more incremental term loans in an aggregate principal amount not to exceed the greater of (a) 100% of EBITDA for the most recently ended four consecutive fiscal quarter period for which financial statements have been delivered under the Amended Credit Agreement and (b) an amount which, after giving pro forma effect to the incurrence of such increase (assuming such increase is funded on the effective date thereof and after giving effect to any permanent repayment of indebtedness in connection therewith) would not cause the consolidated leverage ratio to exceed a ratio of 0.50 to 1.00 below the applicable maximum consolidated leverage ratio then in effect under the Amended Credit Agreement.

The closing of the Amended Credit Agreement, which is anticipated to occur concurrently with the closing of the Notes Offering, is subject to market conditions, as well as the negotiation and execution of definitive documents and the satisfaction of customary closing conditions. The consummation of the Notes Offering is not conditioned on the Company obtaining the New Revolver or entering into the Amended Credit Agreement, and the Company can provide no assurances that the Company will be successful in obtaining the New Revolver or entering into the Amended Credit Agreement on the terms described above.

Item 8.01.	Other Events.

Senior Notes Offering

On May 8, 2025, Fair Isaac Corporation (the “Company”) issued a press release announcing that it had commenced a private offering (the “Notes Offering”) to eligible purchasers of $1.5 billion aggregate principal amount of Senior Notes due 2033 (the “Notes”). In accordance with Rule 135(c) of the Securities Act of 1933, as amended (the “Securities Act”), a copy of this press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K. Accordingly, this notice is not intended to and does not constitute an offer to sell nor a solicitation for an offer to purchase any securities of the Company.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release dated May 8, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Steven P. Weber
Steven P. Weber
Executive Vice President and Chief Financial Officer

Date: May 8, 2025